               [LETTERHEAD OF BLACKWELL SANDERS PEPER MARTIN LLP]

                                  June 13, 2003

American Italian Pasta Company
4100 N. Mulberry Drive, Suite 200
Kansas City, Missouri  64116

Ladies and Gentlemen:

         We have acted as counsel to American Italian Pasta Company, a Delaware corporation (the "Company"), in connection with the registration for sale on
Form S-3 under the Securities Act of 1933, as amended, of 100,000 shares of
Class A Convertible Common Stock of the Company, $.001 par value per share (the
"Class A Common Stock").

         In connection with the foregoing, we have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate in connection with this opinion. Based upon and subject to the foregoing, we are of the opinion that such shares of Class A Common Stock constitute legally issued, fully paid and non-assessable shares of the Company.

         We consent to the filing of this opinion as an exhibit to the registration statement pursuant to which such shares will be sold and to the reference to us in such registration statement. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                 Very truly yours,

                                 /s/ Blackwell Sanders Peper Martin LLP

                                 Blackwell Sanders Peper Martin LLP